                                                                   Exhibit 10.15

                      PURCHASE AND NONCOMPETITION AGREEMENT

     THIS PURCHASE AND NONCOMPETITION AGREEMENT (this "Agreement") is made and entered into this 1st day of September 2004, by and between Ferrellgas, L.P., a
Delaware limited partnership ("Buyer"), and Suburban Propane, L.P., a Delaware
limited partnership ("SP"), and Suburban Sales and Service, Inc., a Delaware
corporation ("SSS" and, collectively with SP, "Seller").

                                   WITNESSETH

     That in consideration of the mutual covenants herein contained, the parties agree as follows:

I    SALE AND PURCHASE.

     1.1. Agreements to Sell and Purchase. Seller agrees to sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase and accept from
Seller, on the Closing Date (hereinafter defined), the property of Seller referred to in this Section 1.1 (not specifically excluded under Section 1.2 below), relating to Seller's propane operations (the "Operations") within the states of Minnesota, North Dakota and Wisconsin as carried on at the locations identified in Exhibit 1.1 ("the "Locations"), as follows:

          a. All propane inventory held by Seller at the Locations on the
Closing Date;

          b. All propane tanks, cylinders, dispensers, regulators, piping, vehicles, fixtures constituting Seller's bulk facilities, tools and other equipment at or serviced from the Locations, including, without limitation, those assets described on Exhibit 1.1b;

          c. To the extent assignable, all of Seller's right, title and interest in and to permits, licenses (including truck licenses) and telephone numbers used in connection with the Operations at the Locations;

          d. All of Seller's propane products accounts, retail accounts and service customers serviced from or at the Locations, including without limitation, all of Seller's right, title and interest in and to the originals and all copies of customer lists and records;

          e. All customer contracts and fuel supply contracts with customers serviced from or at the Locations, including, without limitation, contracts on product tanks and customer locations; and all contract rights arising from non-compete and non-solicit agreements;

          f. All customer leases and lease option agreements covering the propane tanks and cylinders owned or leased by Seller to customers serviced from the Locations;

          g. The real estate owned by Seller for use in the Operations, as more particularly described in the deeds attached hereto as Exhibit 2.2.3, including all fixtures attached thereto and improvements and buildings thereon;

          h. Unless specifically excluded, all rights of Seller under real property leases for leased real estate used in the Operations, and contracts of the Operations;

          i. Trade accounts receivable of the Operations for account debtors serviced from the Locations, as of the Closing Date (the "Purchased Accounts
Receivable");

          j. All warranty rights of Seller, express or implied, with respect to the property described in this Section 1.1;

          k. All of Seller's propane parts and fittings which are used at the
Locations as operating supplies to maintain and repair propane tanks and lines, whether or not generally billed to Seller's customers;

          l. All of Seller's appliance inventory at the Locations.

     1.2. Excluded Assets. The assets and properties of Seller to be sold and purchased under Section 1.1 shall not include (i) cash on hand or in banks; (ii)
any Underground Storage Tanks (as defined by 40 C.F.R. 280); (iii) the Retained
Accounts Receivable (as defined in Section 1.3c); (iv) any right, title, or interest in or to the names Suburban Propane, L.P., Suburban Propane, Suburban
Sales and Service, Inc., or any derivatives thereof, or any other trademarks, service marks or trade names, or any software or intellectual property used in connection with or otherwise attributable to the Seller's business at any business locations, whether or not such marks, names, or property are registered; (v) any item, instrument, property, claim, right, equipment, furniture, fixture, appliance, inventory, tool/or machinery or other asset associated with the Seller's businesses other than at the Locations; and (vi)
those assets and properties of Seller listed on Exhibit 1.2.

     1.3. Purchase Price; Noncompetition Payment.

          a. Price of Assets. The price to be paid for the assets to be sold and purchased pursuant to Sections 1.1b, 1.1c, 1.1d, 1.1e, 1.1f, 1.1g, 1.1h, and
1.1j shall be $14,500,000, allocated to the assets pursuant to Exhibit 1.8.

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          b. Price of Inventory. To determine the price of the assets described in Section 1.1a (the "Propane Inventory), a physical inventory of propane in bulk storage, bobtails, in cylinders on trucks, and in customer tanks in the yard at the Locations shall be taken by representatives of Buyer and Seller as of the open of business on the Closing Date. The price to be paid shall be determined based upon the pricing information on Exhibit 1.3b for that inventory
(corrected to 60 degrees Fahrenheit based on the temperature of the propane in the vessel containing the greatest quantity) which Buyer and Seller so verify.

          c. Price of Accounts Receivable. To determine the price of the
Purchased Accounts Receivable, Seller's total Purchased Accounts Receivable for the Operations shall be verified by representatives of Buyer and Seller as of the close of business on the day preceding the Closing Date by review of the business records. The price to be paid shall be the applicable percentage (as set forth below) of the amount of the Purchased Accounts Receivable; provided, however, that Buyer shall not be obligated to purchase any account (i) which is due from a customer that is at the time of such verification a debtor in bankruptcy or reorganization proceedings; or (ii) which otherwise appears to be uncollectible or unwanted as determined by Buyer in its sole discretion (the
"Retained Accounts Receivable").

      Account Receivable Age        Percentage of Face Amount
---------------------------------   -------------------------
0 - 30 days after statement date               100%
31 - 60 days after statement date               75%
61 - 90 days after statement date               50%
over 90 days after statement date                0%

          d. Price of Appliances and Parts. The price for the assets described in Section 1.1k and 1.1l (parts and fittings and appliances, hereinafter
"Appliance Inventory") shall be an amount equal to 90% of Seller's cost, determined by an inventory of said items at the Locations conducted jointly by
Seller and Buyer on Closing Date.

     1.4. Seller's Liabilities.

          a. Excluded Liabilities. Other than the assumed liabilities described in Section 1.4b, all liabilities, debts and obligations of every character or description, known or unknown, of Seller accruing or arising from acts (whether or not the resulting event or occurrence of damage is before, on or after the
Closing Date), transactions or occurrences prior to the Closing (hereinafter defined) shall be Seller's sole obligation and responsibility and Buyer is not assuming any such liability, debt or obligation and Buyer shall have no responsibility therefor.

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          b. Assumed Liabilities. Notwithstanding the above, Buyer agrees to assume and pay the liabilities and obligations (i) arising after the Closing
Date with regard to the assigned leases, (ii) listed on Exhibit 1.4b, (iii) that arise on or after the Closing Date pursuant to executory contracts, orders and commitments that relate to the sale of equipment, merchandise or services of the
Operations at the Locations, (iv) that are incurred with respect to, result from, are caused by or arise out of the assets acquired pursuant to Section 1.1, provided that Buyer does not assume any liability with respect to any asset or installation at a customer location until the earlier of (x) the date on which the Buyer first delivers propane into, services or inspects such asset and (y)
120 days after the Closing Date. Buyer agrees that it shall bear all costs and expenses associated with the foregoing and that said costs and expenses shall be in addition to the purchase price of the assets.

     1.5. Proration of Certain Items. Provided the Closing occurs, Buyer shall receive a credit with respect to the following items (the "Prorations"):

          a. Real and Personal Property Taxes. With respect to the assets being transferred pursuant to this Agreement, Buyer will pay all real and personal property taxes, if any, (prorated as of the Closing Date) for the calendar year within which the Closing Date occurs, which are not payable until after the
Closing Date. Buyer will make such payments as and when due and Buyer shall receive a credit for Seller's prorated share of the amounts to be paid by Buyer.

          b. Customer Propane Prepayments or Level Payments. Customer
prepayments for propane and level payment plan payments shall be prorated as of the Closing Date. Buyer shall receive a credit for the amount by which the retail price of gas provided to customers before the Closing is less than the retail amount paid to Seller by such customers.

          c. Customer Tank Rent Prepayment. Prepayments of tank rent and all tank rent accounts receivable shall be prorated over the period to which the prepayment applies. Buyer shall receive a credit for the amount by which the prepayment of tank rent and tank rent accounts receivable exceeds the tank rent due through the end of the day prior to the Closing Date.

          d. Customer Deposits and Balances. Buyer shall receive a credit for
(i) all customer deposits made with Seller in connection with the use, lease or purchase of propane or propane tanks, cylinders, regulators or equipment and
(ii) all customer credit balances of any kind.

     The foregoing items will be computed as of the time of the Closing and will be offset against the payment to be made by Buyer to Seller within three business days after

                                        4

the calculation of the Purchased Accounts Receivable, the Propane Inventory and
Appliance Inventory, and the Prorations, as further described in Section 2.3.

     1.6. Accounts Receivable Payments. Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, without notice to or assent by Seller, for the sole and exclusive purposes of signing, endorsing and negotiating any check, draft, deposit item or other instruments received by Buyer as a customer payment on the
Purchased Accounts Receivable transferred or assigned hereunder. The power and authority granted to Buyer pursuant to this Section 1.6 shall expire 90 days after the Closing Date. Seller will immediately remit to Buyer any payments received by Seller on any Purchased Accounts Receivable transferred to Buyer hereunder. Buyer will immediately remit to Seller any payments received by Buyer with respect to the Retained Accounts Payable.

     1.7. Adjustments.

          a. As promptly as practicable, but no later than ten (10) days after the Closing Date, Seller shall cause to be prepared and delivered to Buyer the
Closing Statement (as defined below) and a certificate based on such Closing
Statement setting forth Seller's calculation of inventory price, Prorations, and
Purchased Accounts Receivable ("Closing Adjustments"). The closing statement
(the "Closing Statement") shall fairly present in all material respects calculation of the Closing Adjustments.

          b. If Buyer disagrees with Seller's calculation of Closing Adjustments delivered pursuant to Section 1.7a, Buyer may, within ten (10) days after delivery of the Closing Statement, deliver a notice to Seller disagreeing with such calculation and setting forth Buyer's calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of Closing
Adjustments delivered pursuant to Section 1.7a and shall pay those undisputed amounts within 10 days of delivery of the Closing Statement.

          c. If a notice of disagreement shall be duly delivered pursuant to
Section 1.7b, Buyer and Seller shall, during the ten (10) days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of
Closing Adjustments. If during such period, Buyer and Seller are unable to reach such agreement, they shall promptly thereafter cause Ernst & Young (the
"Accounting Referee") to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Adjustments (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator). In making such calculation, the

                                        5

Accounting Referee shall consider only those items or amounts in the Closing
Statement and Seller's calculation of Closing Adjustments as to which Buyer has disagreed. The Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth such calculation.
Such report shall be final and binding upon Buyer and Seller. The cost of such review and report shall be borne equally by Buyer and Seller.

          d. Buyer and Seller shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing
Statement and the calculation of Closing Adjustments and in the conduct of the review referred to in this Section 1.7, including, without limitation, the making available to the extent necessary of books, records, work papers and personnel.

          e. The Closing Adjustments remaining due, as finally determined by the process described in Section 1.7c, shall be paid within three (3) days of calculation by wire transfer. The amount of any payment to be made pursuant to this Section 1.7e shall bear interest from and including the thirteenth day after the Closing Date to but excluding the date of payment at a rate per annum equal to the rate of interest published from time to time by The Wall Street
Journal as the "prime rate" at large U.S. money center banks during the period from the thirteenth day after the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty five
(365) days and the actual number of days elapsed.

     1.8. Purchase Price Allocation. The Buyer and Seller agree to allocate the aggregate purchase price among the purchased assets hereunder for all purposes
(including financial accounting and tax purposes) as in accordance with the
Allocation Schedule attached hereto as Exhibit 1.8. Buyer and Seller shall each report the federal, state and local income and other tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation, including, without limitation, the preparation and filing of Form
8594 (or any successor form or successor provision of any future tax law) under
Section 1060 of the Internal Revenue Code of 1986, as amended, with their respective federal income tax returns for the taxable year that includes the
Closing Date, and neither Buyer nor Seller will take any position inconsistent with such allocation unless otherwise required by applicable law.

II   CLOSING.

     2.1. Closing Date. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on August 31, 2004, or such earlier or later date as may be mutually agreeable and set by the parties (the
"Closing Date"). The Closing shall be conducted by mail and deemed held at the offices of Cole, Schotz,

                                        6

Meisel, Forman & Leonard, P.A. Hackensack, New Jersey, at a time to be set by the parties. At the Closing, all actions taken and all documents delivered will be deemed to have been taken and delivered contemporaneously and no action will be taken nor any documents deemed delivered until all actions have been taken and all documents have been delivered.

     2.2. Closing Deliveries by Seller. At the Closing, as a condition to the
Closing for Buyer, Seller shall transfer and assign all of the properties and assets to be sold hereunder and shall deliver to Buyer a General Bill of Sale
(as set forth in Exhibit 2.2.1), an Assignment of Customer Leases (as set forth in Exhibit 2.2.2), the Special Warranty Deeds (as set forth in Exhibit 2.2.3), an Assignment of Real Property Leases (as set forth in Exhibit 2.2.4), vehicle titles and such other appropriate instruments of transfer and physical possession as shall, in the reasonable opinion of counsel for Buyer, be effective to vest in Buyer good and marketable title to said properties and assets, including, but not limited to, releases of all outstanding security interests in the properties and assets being transferred (other than the
Permitted Liens). Seller shall prepare a customer list based solely on its readily available computer files of all customers who have purchased inventory from the Locations during the fifteen (15) months preceding the Closing
("Customer List") and, at the Closing, transfer possession of such Customer
List, accounts receivable records and all other records concerning the
Operations at the Locations, including, without limitation, all customer records at the Locations. Seller may retain historical records compiled at its corporate office.

     2.3. Delivery and Payment by Buyer. At the Closing, Buyer will wire transfer: (i) to an account designated by Seller funds in the amount of
$13,050,000 and (ii) to the U.S. Bank ("Escrow Agent") funds in the amount of
$1,450,000 and will deliver to Seller resale exemption certificates and the license set forth in Exhibit 2.3a. Within three business days following the final calculation of the Purchased Accounts Receivable, the Propane Inventory,
the Appliance Inventory, and the Prorations, and the Seller's and Buyer's
execution of the final Closing Statement (substantially in the form of Exhibit
2.3 attached hereto) evidencing their agreement to the calculation of such amounts, Buyer will wire transfer to Seller the amount due pursuant to Section
1.3b (Propane Inventory), Section 1.3c (Purchased Accounts Receivable) and
Section 1.3d (Appliance Inventory), less any credits due Buyer under Section 1.5
(Prorations) or otherwise. On the first anniversary date of the Closing, Escrow
Agent shall wire transfer to the Seller the amount of $1,450,000, less any amount that is not subject to disbursement or is payable to Buyer pursuant to the Escrow Agreement.

     2.4. Further Assurances. Without further consideration, Seller or Buyer, as the case may be, will at any time, and from time to time, execute and deliver such further instruments of transfer or assignment and take such other action as
Buyer or Seller, as the

                                        7

case may be, reasonably may request to give effect to the transactions contemplated by the terms of this Agreement.

     2.5. Procedures Pending Closing. Between the date of this Agreement and the
Closing Date:

          a. Access. Seller will give to Buyer and Buyer's representatives reasonable access during normal business hours to Seller's properties, books, records, and personnel files related solely to the Operations, and will allow such persons to make copies (at Buyer's expense) of all of such documents and all such financial and operating data and information as any such person shall reasonably request from time to time, provided, that no such access shall be requested or required to be given at any time or in any manner which interferes with the normal conduct of Seller's business. All such documents, data, and other materials are confidential and Buyer shall not release them to anyone except its employees and agents, and then only for the purposes of this transaction; provided, however, that any such documents, data, or other materials shall not be deemed confidential for purposes of this paragraph to the extent that the same (1) is a part of the public domain at the time of disclosure, (2) subsequently becomes a part of the public domain by publication or otherwise through no fault of Buyer or its representatives, (3) may be shown by Buyer to have been contained in a writing in its possession at the time of disclosure, which information had not been wrongfully acquired, directly or indirectly, from Seller and Buyer is not under an obligation of confidentiality with respect thereto, or (4) is subsequently disclosed to Buyer by a third party not in violation of any rights of, or obligations to, Seller. Such examination and investigation by Buyer shall not operate as a waiver of, or limit in any way, the warranties and representations of Seller hereunder. If for any reason the transactions contemplated by this Agreement are not consummated, then upon
Seller's written request Buyer shall return to Seller (and not thereafter use in its own business or otherwise, or disclose the contents of) all documents, data and other materials respecting Seller's business furnished to or obtained by
Buyer or its representatives from Seller or its representatives.

          b. Conduct of Business. Without the prior written consent of Buyer and solely with respect to the Operations:

               (i) Seller will not sell or otherwise dispose of, or purchase or acquire any assets at the Locations in any manner, except in the ordinary course of business;

               (ii) Seller will not make, accrue, or become liable in any way for any bonus, profit sharing, pension or incentive compensation payments to any employee of Seller other than in conformity with arrangements existing on or before June 1, 2004;

                                        8

               (iii) Seller will not make or enter into any material agreement providing for any change in rates of wages or salaries or employment benefits or term or duration of employment of any employee of Seller;

               (iv) Seller will carry on its business in the same manner as heretofore conducted and will not take any action or enter into any contracts other than in conformity with prior practice in the ordinary and regular course of business as heretofore conducted; and

               (v) Seller will use commercial good faith to maintain and
preserve the Operations, consistent with past practice..

     2.6. Verification of Tanks. During the period commencing on the Closing
Date and ending February 28, 2005 (the "Verification Period"), Buyer shall use commercially reasonable efforts to locate and verify (a) the quantity and sizes of the tanks and cylinders as listed on Exhibit 1.1b (b) ownership of the tanks and cylinders, and (c) proper identification (i.e., data plates) with respect to the tanks and cylinders. At the end of the Verification Period, Buyer shall submit to Seller a report (x) of all tanks and cylinders that cannot be located and/or verified by Buyer, (y) with respect to which ownership is being contested by a customer or other third party and (z) that do not have proper identification as required by applicable laws or regulations, in each case, within the Verification Period (the "Verification Report"). If Seller is unable to resolve any claim by Buyer with respect to a tank or cylinder included in the
Verification Report within the thirty (30) day period following the Seller's receipt of the Verification Report, Seller shall, at its option, (1) pay to
Buyer the replacement value of such tanks and cylinders in accordance with the replacement costs set forth on Exhibit 2.6 or (2) provide Buyer with replacement tanks and cylinders, which shall be equivalent in size, in good condition and otherwise in accordance with Exhibit 1.1b. In the event that Seller pays the replacement value or replaces an unverified or missing tank or cylinder, Seller shall be assigned all of Buyer's ownership interest in the unverified or missing tank or cylinder, and Buyer shall notify Seller if such unverified or missing tank is located.

     2.7. Closing Date Receipts. Provided the Closing occurs, the proceeds resulting from the Operations conducted on the Closing Date shall accrue to the benefit of and be deemed to be the property of Buyer. This Section does not affect in any way the liabilities of Seller referenced in Section 1.4a.

III  REPRESENTATIONS AND WARRANTIES.

     3.1. Representations and Warranties of Seller. Seller represents, warrants and agrees to and with Buyer as follows:

                                        9

          a. Organizational Status. SP is a limited partnership, and SSS is a corporation, both duly organized, validly existing and in good standing under the laws of the state of Delaware and have full power and authority to carry on their business as presently conducted and to own and operate their assets, properties and business. SP and SSS are qualified to do business and are in good standing under the laws of the states of Minnesota, North Dakota and Wisconsin.
Seller has full power and authority to execute this Agreement and carry out its obligations hereunder.

          b. Financial Information. Seller has delivered to Buyer copies of certain information (including financial information, operational data and sales information), copies of which are attached as Exhibit 3.1b hereto, relating to
Seller's Operations ("Financial Information"). The Financial Information
represents fairly the financial position of the Operations as of the dates thereof and the information included in the Financial Information presents fairly and accurately the financial and operational results of the Operations for the periods referred to therein, all prepared on a basis consistent with prior periods.

          c. Changes During Preceding Year. Except as set forth on Exhibit 3.1c, during the year preceding the date hereof, with respect to the Operations there has not been:

               (i) Any material change, financial or otherwise, in the condition of the properties, assets, liabilities, prospects or business, except normal and usual changes in the ordinary course of business or changes disclosed in the
Financial Information, which have not in the aggregate been adverse to the
Operations at the Locations;

               (ii) Any damage, destruction or loss (whether or not covered by insurance) suffered by Seller in an aggregate amount exceeding $10,000;

               (iii) Any sale, lease, abandonment or other disposition by Seller of any interest in any real property, or, except in the ordinary course of business, in any machinery, equipment or other operating property, or any lease or sale of any propane tanks owned by Seller;

               (iv) Any other occurrence, event or condition which materially and adversely affects or, to Seller's knowledge, is likely to materially and adversely affect the Operations; or

               (v) Any material and adverse change in the Financial Information.

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          d. Personal Property. Except for the leased assets listed on Exhibit
3.1d (including the real property leases and vehicle leases), Seller owns and has good and marketable title to the personal and intangible property to be sold to Buyer hereunder including, without limitation, the propane tanks, equipment, vehicles and other assets described on Exhibit 1.1b. Except for the Permitted
Liens, none of the personal property and assets to be transferred to Buyer pursuant to this Agreement at the Closing are subject to any contract of sale, encumbrance, security agreement, lien or charge of any kind or character. Except for the leased assets, no person, corporation or firm other than Seller has any ownership interest in the personal property being transferred pursuant to this
Agreement. All appliances and other equipment installed by Seller, and the propane tanks, cylinders, regulators, vehicles and other equipment transferred hereunder, are in working order and are in compliance with all applicable safety regulations. The assets listed on Exhibit 1.1b attached hereto along with the leased assets are sufficient to enable Buyer to continue to conduct the
Operations in the ordinary course of business, consistent with past practices.
"Permitted Lien" means, as to real property, Permitted Real Estate Liens, and, as to all other property, (i) any lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (ii) any statutory lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, and (iii) any other lien which individually or in the aggregate with other such liens could not reasonably be expected to materially impair the use or value of the asset to which it attaches.

          e. Real Property. The Special Warranty Deeds attached hereto as
Exhibit 2.2.3 set forth a complete legal description of each parcel of real property owned by Seller and used in the Operations. Seller has good and marketable title in fee simple absolute to such real property and to the improvements thereon, free and clear of all liens, security interests, leases, encumbrances, easements, covenants, restrictions, defects or other burdens, except for Permitted Real Estate Liens. The transfer of such real property will pass to Buyer good and marketable fee simple title and full entitlement to the use and enjoyment of each parcel being transferred. Seller does not own, and the real property described in the Special Warranty Deeds attached hereto as Exhibit
2.2.3 does not contain, any Underground Storage Tanks. "Permitted Real Estate
Liens" means (i) statutory liens for current taxes or other governmental charges with respect to the real property (x) not yet due and payable or (y) with respect to which Seller retains all liability and the amount or validity of which is being contested in good faith by appropriate proceedings by Seller;
(ii) mechanics', carriers', workers', repairers' and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material to the business Locations; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the real property which are not violated by the current use and operation of the real property; and (iv) covenants, conditions, restrictions, easements and other matters or record affecting title to the real property

                                       11

which do no materially impair the use or value of the affected parcel of real property for the purposes for which it is used in connection with the applicable
Location.

          f. Other Contracts and Encumbrances. Except as disclosed on Exhibit
3.1f, Seller is not a party to any written or oral (i) contract not made in the ordinary course of business, (ii) franchise agreement, (iii) chattel mortgage, equipment lease, security agreement or conditional sales contract or (iv)
partnership, joint venture or other business agreement with respect to the
Operations, in each case where the consideration to be paid or received by
Seller exceeds $5,000 or which cannot be terminated by Seller upon notice of thirty (30) or fewer days without penalty. Seller has performed all obligations and is not in default in any respect under any contract to which Seller is a party. Attached hereto as Exhibit 3.1f is a listing of, and Seller has provided complete copies of, all contracts and agreements to which Seller is a party for the future sale by Seller of propane for a fixed or capped price, or in volumes in excess of 5,000 gallons per year.

          g. Taxes. Seller has filed all income tax returns and all real and personal property tax returns required to have been filed, and has paid all taxes as shown on said returns, all assessments received by it and all amounts due any governmental authority to the extent that such taxes, assessments and amounts have become due.

          h. Restrictions. Seller is not subject to any restriction contained in any charter, articles of incorporation, bylaw, mortgage, lien, lease, agreement, instrument, order, judgment or decree, which would prevent the consummation of the transactions contemplated by this Agreement.

          i. Easements. Seller has all easements and rights of ingress and egress necessary for the conduct of the Operations, for placement of its propane tanks, and all easements for utilities and services necessary for the conduct of the Operations on the real property to be sold to or leased by Buyer pursuant to this Agreement. The transfer, conveyance and assignment by Seller to Buyer at the Closing of the property and rights described in Section 1.1 will pass to
Buyer good and marketable title to such property, together with all necessary easements and rights of ingress and egress associated therewith. Seller expressly represents and warrants that it will execute and deliver any additional deeds, instruments or documents required to convey to Buyer all easements necessary for the lawful conduct of the Operations at the Locations
(including, without limitation, placement of all equipment and tanks on Seller's property) in the manner in which such Operations were conducted on the last business day before the Closing.

          j. Litigation. Except as set forth on Exhibit 3.1j, Seller is not engaged in, or to its knowledge threatened with, any legal action or other proceeding before any court or administrative agency, has not been charged with, and to its knowledge is not under investigation with respect to any charge concerning, any material violation of any

                                       12

provision of federal, state or local law or administrative regulation in respect of or affecting either the property and assets conveyed hereunder or the
Operations. The parties agree that Seller shall retain any and all condemnation proceeds associated with the properties set forth on Exhibit 3.1j, except for
Buyer's reasonable "cost-to-cure." For the purpose of this subparagraph (j),
"cost-to-cure" shall be described as the reasonable costs associated with, by way of example, replacing bituminous asphalt, or the relocation of existing fences or signs. The reasonable cost-to-cure for 1310 Highway 55 East, Buffalo,
Minnesota 55313-9100 (FGB file No. 744.16575) shall be deemed to be the sum of
Twenty-One Thousand Three Hundred Ninety and 00/100 ($21,390.00) Dollars.

          k. Employees. Seller has not made any representations to its employees with respect to any undertaking or commitment by Buyer to continue the employment of such employees. None of Seller's employees at the Locations is or has been subject to any union, labor or collective bargaining agreement nor have there been any demands for such an agreement. Seller has no liability under the
Employee Retirement Income Security Act, the National Labor Relations Act, the
Fair Labor Standards Act, the Civil Rights Act, the Equal Employment Opportunity
Act or any other social, employment or labor law affecting Seller which is not being retained by Seller as Seller's obligation. Seller has no accrued liability to any employee for wages, fringe benefits or otherwise which is not being retained by Seller as Seller's obligation, except as provided in Section 5.7.

          l. Environment.

               (i) With respect to the Operations and except as disclosed on
Exhibit 3.1l, Seller is in full compliance with all aspects of each (i) federal, state or local law relating to pollution or the environment, including but not limited to laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (collectively "Hazardous Wastes") into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous
Wastes (collectively "Environmental Laws"); and (ii) regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved pursuant to or in connection with any Environmental Laws
(which collectively with Environmental Laws are hereinafter referred to as
"Environmental Laws and Regulations"). With respect to the Operations and except as disclosed on Exhibit 3.1l, there is no civil, criminal, administrative or other action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending, received or, to the knowledge of
Seller, threatened against Seller relating in any way to Environmental Laws and
Regulations.

                                       13

               (ii) With respect to the Operations and except as disclosed on
Exhibit 3.1l, during the period of ownership, leasehold interest or operation by
Seller or its affiliates with respect to such parcel of Transferred Property there have occurred no and there are no anticipated, releases or substantial threats of a release of any Hazardous Wastes, from or onto any Transferred
Property (as defined below) which release or threatened release is or may be subject to regulation under Environmental Laws and Regulations. Without limiting the foregoing, no asbestos fibers or materials or polychlorinated biphenyls
(PCBs) are on or in any Transferred Property. None of the Transferred Property
has previously been used, is now being used or is contemplated to be used for the generation, transportation, treatment, storage, abatement or disposal of any
Hazardous Wastes subject to regulation under Environmental Laws and Regulations.
"Transferred Property" means any Location which (i) is currently owned, leased or utilized by Seller and (ii) which Buyer is purchasing, leasing, assuming the existing lease or otherwise obtaining the right to utilize such property in connection with the transactions contemplated by this Agreement.

               (iii) With respect to each parcel of Transferred Property and except as disclosed on Exhibit 3.1l, during the period of ownership, leasehold interest or operation by Seller or its affiliates with respect to such parcel of
Transferred Property, there have occurred no conditions, circumstances, activities, practices, incidents, actions or plans which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, generation, ownership, possession, distribution, use, treatment, abatement, storage, disposal, transportation or handling, or the emission, discharge, release or threatened release into the environment of any Hazardous Wastes. For purposes of this Section 3.1, the affiliates of Seller shall be defined as: Suburban Propane, a division of
Quantum Chemical Corporation; Quantum Chemical Corporation; Hanson PLC;
Millennium Petrochemicals, Inc.; TexGas Corporation; and Home Gas Company, Inc.

          m. Licenses and Permits. Seller and its employees have all material licenses, permits and approvals required under federal law, the laws of the states of Minnesota, North Dakota and Wisconsin, or any local or regional governmental authority to conduct the business of Seller at all Locations.
Seller will cooperate with Buyer in transferring to Buyer or its employees those licenses, permits or approvals which may be transferable. Seller has no knowledge of any facts or occurrences which constitute violations of any licensing, permit or other laws to which Seller, its employees or the Operations are subject.

          n. Compliance with Law and Applicable Government Regulations. With respect to the Operations, Seller has not previously failed nor is currently failing to comply with any applicable federal, state or local law or regulation, including without

                                       14

limitation, any energy, antitrust, health and safety or Environmental Laws and
Regulations. With respect to the Operations, there are no proceedings of record, no proceedings are pending or to Seller's knowledge threatened, nor has Seller received any written notice regarding any violation of any law, ordinance, requirement, order, rule or regulation enforced by any governmental agency or other entity (federal, state or local) claiming jurisdiction over Seller, including without limitation, any requirement of OSHA or any pollution and/or environmental control agency.

          o. Insurance. Seller maintains in effect insurance covering Seller's
Operations and any liabilities relating thereto in an amount believed adequate by Seller, and such insurance coverage shall be maintained by Seller through the
Closing Date. The products liability and personal injury insurance maintained by
Seller has been on an "occurrence" basis during the six-year period prior to the
Closing Date. Seller has previously delivered to Buyer a true and complete schedule of its general liability insurance policies.

          p. Authorization. This Agreement and all documents and actions required to consummate the transactions contemplated hereby have been duly approved and authorized by the SP's Board of Supervisors and SSS's Board of
Directors.

          q. Brokerage Fees and Expenses. Seller has no liability for brokerage fees or other commissions relative to this Agreement, or to the transactions contemplated hereby.

          r. Exhibits Correct. The exhibits and schedules attached hereto are true, complete and accurate as of the date hereof and Seller shall notify Buyer of all changes in such information in writing at the Closing so that such exhibits and schedules will be true, complete and correct as of the Closing
Date.

          s. Warranties Correct, Etc. The representations and warranties of
Seller contained in this Agreement or otherwise made in writing in connection with the transactions contemplated by this Agreement shall be true on and as of the Closing Date with the same effect (except as to transactions contemplated by this Agreement) as though such representations and warranties had been made on and as of such date, and each and all of the agreements and conditions to be performed or observed by Seller on or before the Closing Date pursuant to the terms hereof shall have been duly performed or observed.

          t. Disclaimer of other Representations and Warranties. Except as expressly set forth in this Section 3.1 or otherwise provided in this Agreement,
Seller makes no representation or warranty, express or implied, at law or in equity, including any representation or warranty in respect of the Operations or the assets transferred or the liabilities assumed, or the MERCHANTABILITY OR
FITNESS FOR ANY

                                       15

PARTICULAR PURPOSE of the acquired assets and any such other representations or warranties are hereby expressly disclaimed.

     3.2. Representations and Warranties of Buyer. Buyer represents, warrants and agrees to and with Seller as follows:

          a. Organizational Status. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the state of
Delaware and has the power and authority to own its property and to carry on its business as presently conducted. Buyer has full power and authority to execute this Agreement and carry out its obligations hereunder.

          b. Restrictions. Buyer is not subject to any restriction contained in any charter, partnership agreement, mortgage, lien, lease, agreement, instrument, order, judgment or decree, which would prevent the consummation of the transactions contemplated by this Agreement.

          c. Authorization. This Agreement and the transactions contemplated hereby have been duly approved and authorized by all necessary corporate action of the Board of Directors of Buyer's general partner.

          d. Brokerage Fees and Expenses. Buyer shall indemnify Seller and hold
Seller harmless against and in respect of any claim for brokerage fees or other commissions incurred or owing by Buyer relative to this Agreement, or to the transactions contemplated hereby, and also in respect of all expenses of any character incurred by Buyer in connection with this Agreement or such transactions.

          e. Investigation by Buyer. Buyer acknowledges that except for Seller's express representations and warranties set forth in this Agreement, Buyer is relying upon Buyer's own independent investigation of the assets acquired hereunder and liabilities assumed in entering into this Agreement. In entering into this Agreement, Buyer has relied solely upon the express representations, warranties and covenants of Seller set forth in Section 3 hereof and Buyer's own investigation and analysis. Buyer further acknowledges, that except as expressly set forth in the representations and warranties in Section 3 there are NO
EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR
PURPOSE.

          f. Warranties Correct, Etc. The representations and warranties of
Buyer contained in this Agreement or otherwise made in writing in connection with the transactions contemplated by this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

                                       16

IV   CONDITIONS TO CLOSING.

     4.1. Conditions to Buyer's Obligations. If, for any reason whatsoever, the following conditions are not satisfied (or waived by Buyer) by the Closing, then
Buyer, at its option, may terminate this Agreement without further obligation to
Seller (other than for confidentiality, return of Seller confidential information, liability for any prior breach of the Agreement and those other provisions of this Agreement intended to survive):

          a. Documents. Seller shall have furnished Buyer with all documents, certificates and other instruments required to be furnished by Seller pursuant to the terms of this Agreement, including without limitation, the Customer List, vehicle titles, and certified copies of resolutions duly adopted by the SP's
Board of Supervisors and SSS's Board of Directors authorizing all action necessary to enable Seller to comply with the terms of this Agreement.

          b. No Actions or Proceedings. No material action or proceeding against
Seller which is adverse to the Operations shall have been instituted or, to the knowledge of Seller, threatened before a court or other governmental body or instituted or threatened by any public authority.

          c. Title Insurance. Buyer shall obtain a commitment for title insurance evidencing the obligation of a title insurer to insure merchantable fee simple title in Buyer subject to Permitted Real Estate Liens, as of the
Closing Date, to the real property described in the deeds attached hereto as
Exhibit 2.2.3, and Buyer's reasonable objections to the state of title shown on such commitment shall have been satisfied.

          d. No Material Adverse Change. No material adverse change in the amount or condition of the properties, assets, liabilities or business of Seller with respect to the Operations at the Locations, taken as a whole, shall have occurred during the period between the date of execution hereof and the Closing.

          e. Representations, Warranties, Etc. The representations and warranties of Seller hereunder shall be true when made and shall be true in all material respects at the Closing Date as though such representation and warranty had been made on the Closing Date, and Seller shall have substantially performed all covenants and agreements on its part required to be performed, and shall not be in default under any of the provisions of this Agreement, at the Closing
Date.

     4.2. Conditions to Seller's Obligations. If, for any reason whatsoever, the following conditions are not satisfied (or waived by Seller) by the Closing, then Seller, at its option, may terminate this Agreement with no further obligation to Buyer (other than for confidentiality, liability for any prior breach of the Agreement and those other provisions of this Agreement intended to survive):

                                       17

          a. Deliveries. Buyer shall have furnished Seller with all documents, payments, certificates and other instruments required to be furnished to Seller by Buyer pursuant to the terms of this Agreement.

          b. Representations, Warranties, Etc. Each and every representation and warranty of Buyer hereunder shall be true in all material respects at the
Closing Date as though such representation and warranty had been made on the
Closing Date, and Buyer shall have substantially performed all covenants and agreements on its part required to be performed, and shall not be in default under any of the provisions of this Agreement, at the Closing Date.

V    FURTHER AGREEMENTS.

     5.1. Survival of Representations and Warranties; Indemnity.

          a. Warranty Survival. All of the representations and warranties of the
Seller contained in Sections 3.1b, 3.1c, 3.1d, 3.1e, 3.1f, 3.1h, 3.1i, 3.1j,
3.1k, 3.1m, 3.1n, 3.1o, 3.1q, 3.1r, and 3.1s above shall survive the Closing
Date and continue in full force and effect for a period of eighteen (18) months thereafter. All of the representations and warranties of the Seller contained in
Section 3.1g above shall survive the Closing Date and continue in full force and effect for a period of five (5) years thereafter. All of the representations and warranties of Seller contained in Section 3.1l above shall survive the Closing
Date and continue in full force and effect for a period of three (3) years thereafter. All of the covenants and the other representations and warranties of the parties contained in this Agreement shall survive the Closing Date and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

          b. Seller Indemnification. Seller will indemnify and hold Buyer,
Buyer's directors, officers and employees harmless against any loss, cost, liability or expense (including, without limitation, costs and expenses of litigation and reasonable attorneys' fees) (hereinafter "Damages") incurred or suffered by Buyer or any affiliate of Buyer as a result of (i) the incorrectness or breach of any of the representations, warranties, covenants or agreements of
Seller contained in this Agreement or given on the Closing Date or (ii) the assertion against Buyer of any liability of Seller; provided, however, that the
Seller shall not have any obligation to indemnify the Buyer from and against any
Damages resulting from, arising out of, relating to, in the nature of, or caused by (A) the breach of any such representation or warranty listed above until the
Buyer has Damages by reason of all such breaches in excess of a $150,000 aggregate threshold (at which point the Seller will be obligated to indemnify the Buyer from and against all such Damages relating back to the first dollar), or for Damages in excess of a maximum aggregate of $3,000,000, or (B) the breach of the representations or any violation of Environmental Laws and Regulations except caused by the Operations or, with respect to the Transferred Properties, which occurred during the period of ownership, leasehold

                                       18

interest or operation by Seller or its affiliates. Without limiting the remedies available to Buyer to enforce the indemnities provided by this Section 5.1 and subject to the Escrow Agreement, Seller agrees that the amount of any Damages suffered by Buyer may be credited and set off against any sums of money at any time or from time to time payable or deliverable by Buyer or its successors to
Seller. Individual Damages of less than $5,000 shall not be subject to indemnification and shall not count toward the aggregate threshold or the maximum aggregate. Seller shall have a further duty to indemnify Buyer for
Damages incurred or suffered by Buyer arising out of or with respect to the environmental conditions listed on Exhibit 3.1l (to the extent the event or condition arose or occurred during the period of ownership, leasehold interest or operation by Seller or its affiliates) and the litigation listed on Exhibit
3.1j, subject to the aggregate threshold, maximum aggregate and individual
Damages threshold set forth above.

          c. Additional Seller Indemnification and Access.

               (i) As used in this Article V, the following terms shall have the following meanings:

               "Barnesville Site" shall mean the property located at U.S. Route
No. 52, Barnesville, MN.

               "Compliance Costs" shall mean all costs to obtain the
Environmental Compliance, including without limitation all costs of investigation, remediation, removal, containment, monitoring or disposal of
Hazardous Wastes, all consulting and engineering fees and all governmental fees and penalties.

               "Environmental Compliance" shall mean written confirmation from the Minnesota Pollution Control Agency or other governmental entity with jurisdiction that no further action is required to investigate the Known
Hazardous Wastes and the Unknown Seller Hazardous Wastes.

               "Known Hazardous Wastes" shall mean the Hazardous Wastes
identified in Exhibit 3.11 with respect to the Rochester Site or the Barnesville
Site, as the case may be, and any further migration or dispersal of those
Hazardous Wastes.

               "Rochester Site" shall mean the property located at 1410 7th
Street Northwest, Rochester, MN

               "Unknown Seller Hazardous Wastes" shall mean, with respect to the
Barnesville Site and Rochester Site, Hazardous Wastes for which Seller is responsible under section 5.1(b) that are presently unknown to Seller and are discovered during Seller's remediation of the Known Hazardous Wastes.

                                       19

               (ii) After the Closing, Seller shall obtain Environmental
Compliance for the Rochester Site within a commercially reasonable time and at
Seller's cost. Seller's remediation may be performed to the minimum requirements of Environmental Laws and Regulations applicable to properties used in the manner in which the Rochester Site is used on the date hereof. Buyer shall cooperate with Seller's remediation to the foregoing standard, including by signing any required consent thereto. Seller shall indemnify and hold Buyer and its officers, directors and employees harmless from and against any third party claim asserted against Buyer or its affiliates arising from or related to the presence of the Known Hazardous Substances affecting the Rochester Site or the
Barnesville Site.

               (iii) Buyer shall provide access to the Rochester Site to Seller and Seller's representatives to perform the work to obtain the Environmental
Compliance. Seller shall provide Buyer with commercially reasonable notice prior to access by Seller or its representatives and shall use commercially reasonable efforts to avoid interference with Buyer's operations. Notwithstanding anything contained herein, provided Seller complies with the provisions of this section
5.1(c), Buyer hereby releases Seller from any claim Buyer may have now or in the future arising from or related to Environmental Compliance, or the presence of
Known Hazardous Wastes or Unknown Seller Hazardous Wastes which are remediated pursuant to this Section 5.1, on the Rochester Site or the Barnesville Site,
including interference with the use of the such Site and consequential damages of Buyer arising from Seller's efforts to obtain Environmental Compliance and any claims for diminution in property value arising from the presence of Known
Hazardous Wastes and Unknown Seller Hazardous Wastes on such Site; however, this release shall have no effect upon Buyer's right to make a claim for indemnification arising from a third party claim as described in Section
5.1(c)(ii).

               (iv) Seller is providing Buyer with access to the Barnesville
Site pursuant to the Access Agreement by and between the parties, executed on the date hereof. During the period of Buyer's occupancy of the Barnesville Site pursuant to the Access Agreement, Seller may, at its option, perform any investigation at the Barnesville Site to investigate Known Hazardous Substances and Seller shall perform any notification, investigation or remediation required by applicable law while Buyer has access to the Barnesville Site. In the event that Seller exercises its option to assign the lease, as set forth in paragraph
7 of the Access Agreement, then Seller shall obtain Environmental Compliance for the Barnesville Site in the same manner and on the same terms as for the
Rochester Site set forth in subsections 5.1(c)(ii) and (iii) above. In the event that Seller exercises its option to relocate Buyer, as set forth in paragraph 7 of the Access Agreement, then Seller shall not have an obligation to obtain
Environmental Compliance for the Barnesville Site, except as required by applicable law.

                                       20

               (v) Notwithstanding the provisions of 5.1(b) above, all
indemnification obligations incurred by Seller pursuant to the provisions of the section 5.1(c) shall not be subject to the individual Damages threshold or aggregate Damages threshold but shall count toward the $3 million maximum aggregate of Damages set forth in paragraph 5.1(b) above.

          d. Buyer's Indemnification. Buyer will indemnify and hold Seller and
Seller's directors, officers, and employees harmless against any Damages incurred or suffered by Seller or affiliate of Seller as a result of or arising from (i) the incorrectness or breach of any of the representations, warranties, covenants and agreements of Buyer contained in this Agreement or given on the
Closing Date; or (ii) any Assumed Liability.

     5.2. Indemnification Procedures

          a. In the event that any legal proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any third person in respect of which payment may be sought under Section 5.1 hereof, the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice (which must be reasonably satisfactory to the indemnified party), and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Damages indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any
Damages indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Damages indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Damages under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the costs and expenses (including reasonable attorneys' and other professionals' fees and expenses) of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall

                                       21

not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such
Claim.

          b. In the case of a Claim brought by a third party, the party to be indemnified shall be reimbursed for any legal or other expenses reasonably incurred by the party to be indemnified in connection with investigating or defending any such Claim as such expenses are incurred. In the case of a Claim brought by Seller against Buyer, or by Buyer against Seller, after any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal there from, or a settlement shall have been consummated, or
Buyer and Seller shall have arrived at a mutually binding agreement with respect to such a Claim, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this
Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 business days after the date of such notice.

          c. No settlement of any Claim may be made by the indemnifying party without the consent of the indemnified party unless such settlement releases the indemnified party from any liability in respect thereof and does not include any admission of culpability on the part of the indemnified party.

          d. In the event that an indemnified party should have a claim against the indemnifying party hereunder which does not involve a claim or demand being asserted by a third party, the indemnified party shall send a written notice with respect to such claim to the indemnifying party. The indemnifying party shall have 10 days from the date such notice is delivered during which to notify the indemnified party in writing of any good faith objections it has to the indemnified party's notice or claims for indemnification, setting forth in reasonable detail each of the indemnifying party's objections thereto. If the indemnifying party does deliver such written notice of objection within such
10-day period, the indemnifying party and the indemnified party shall attempt in good faith to resolve any such dispute within 10 days of the delivery by the indemnifying party of such written notice of objection.

     5.3. Indemnification as Sole Remedy. Except in connection with fraud or specific performance, Buyer acknowledges that the indemnification provisions contained in this Section 5 constitute Buyer's sole and exclusive remedy with respect to any claims or disputes arising out of or in connection with the
Agreement.

     5.4. Covenants Against Competition.

                                       22

          a. Seller agrees that Seller, and Seller's affiliates and officers will not (i) for the period commencing on the Closing Date and ending three years after such date, reveal, make known or use, directly or indirectly, any confidential business information (including without limitation, customer lists and records) sold to Buyer pursuant to this Agreement, nor (ii) for the period commencing on the Closing Date and ending three years after such date, within a
50-mile radius of the location of any of Seller's Operations in Minnesota, North
Dakota and Wisconsin, directly or indirectly (whether as owner, director, shareholder (with the exception of beneficial ownership by such persons or entities, individually and in the aggregate, of not more than five percent of the outstanding equity securities of any publicly held corporation), employee, officer, agent, broker, dealer, representative or in any other capacity), (a)
solicit, market or provide or attempt to market or provide to any person or entity either propane, tanks, cylinders or any other products or services associated with the Operations, (b) divert or attempt to divert from Buyer any business with any customer or account with which Seller had any contact or association, which was under the supervision of Seller, or the identity of which was learned by Seller as a result of conducting the Operations, (c) induce any salesperson, distributor, manufacturer, representative, agent, jobber or other person transacting business with Buyer at the Locations to terminate his, her or its relationship or association with Buyer, or to represent, distribute or sell services or products in competition with the services or products of Buyer, (d)
induce or cause any employee of Buyer at the Locations to leave the employ of
Buyer or (e) lend money to, invest in or otherwise assist in any manner any individual or entity engaged in activities described in (a), (b), (c) or (d)
above. Notwithstanding the preceding, the restrictions of this Section 5.4 shall not be construed in any manner to prohibit or restrict the Seller, from directly or indirectly (i) acquiring all or substantially all of the assets or capital stock of any of the entities listed on Exhibit 5.4, or their successors or assigns. Recognizing the irreparable nature of the injury which would be caused
Buyer by violation of this Section 5.4, Seller agrees that in addition to and without limitation of any rights which Buyer might have hereunder, any violation of this Section 5.4 shall be the proper subject matter for immediate injunctive relief and Buyer shall have the right to offset any Damages it might have incurred by reason of any breach hereof against any sums of money at any time deliverable by Buyer or its successors to Seller subject to the Escrow
Agreement.

          b. If any covenant, undertaking or other provision of Section 5.4a hereof shall be determined to be invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other covenants, undertakings and provisions of such Section shall nevertheless remain in full force and effect and shall be deemed separable and divisible from all other covenants, undertakings and provisions thereof and none shall be deemed to be dependent upon any other unless so expressed herein. If any provision of such Section relating to time periods or geographical area is found by a court of competent jurisdiction to exceed the maximum time period or geographical area such court deems reasonable and enforceable, the parties agree that such court may enforce

                                       23

such provisions for the maximum time period and/or geographical area as the court finds to be reasonable.

     5.5. Retained Access. Following the Closing, to the extent reasonably required for any bona fide business purpose, Buyer will allow, and will use its reasonable efforts to cause its affiliates to allow, Seller (and Seller's agents, representatives and affiliates) access to all business records concerning the Operations, the acquired assets hereunder or the Assumed
Liabilities which relate to the period prior to the Closing Date and will permit such person to make copies of same. Such access will be granted upon reasonable advance notice, during normal business hours, and in such a manner so as not to interfere unreasonably with the operations of the Business. Without limiting the generality of the foregoing, if either Buyer or Seller or any of its affiliates actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with (a) any transaction contemplated hereby, or (b) any fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing relating to the Operations, then the other party will cooperate, and use its reasonable efforts to cause its affiliates to cooperate, with the contesting or defending party and its counsel in such contest or defense, make available such other party's and its affiliates' personnel and provide such testimony and access to books and records as are reasonably requested in connection with such contest or defense, all at the contesting or defending party's expense.

     5.6. Taxes. Buyer shall be solely responsible for the payment of any sales or transfer or other taxes as may be required to paid in connection with the transactions provided for herein, together with all documentary, filing and recording taxes, fees and charges associated with the transactions contemplated by this Agreement. All personal property and other taxes and assessments based upon or measured by the ownership of property, or the receipt of proceeds therefrom, shall be prorated between Seller and Buyer as of the Closing Date;
provided, however, that each party shall be responsible for its own income and franchise taxes. Seller may require Buyer to remit any and all applicable taxes to Seller; under these circumstances, Seller shall be responsible for remitting said taxes to the appropriate taxing authorities.

     5.7. Employees. Except as set forth on Exhibit 5.7, Buyer agrees to extend offers of employment to all employees of Seller who shall be working as of the
Closing Date at any of the Locations and who meet Buyer's employment qualifications and criteria, and shall employ such employees who accept such offers ("Hired Employees") at no less than the same wage or salary rate in effect and on other terms, conditions, and benefits as are provided to similarly situated employees of the Buyer. Buyer and Seller acknowledge that some employees of Seller at the Locations have accrued bonus due to them from Seller for the period October 1, 2003 through September 30, 2004, contingent

                                       24

upon their continued employment by Seller on December 10, 2004. The bonus plan and estimated payments due thereunder are more particularly described on Exhibit
5.7.2. Buyer and Seller agree that it is appropriate to honor the bonus plan to each employee who remains in the employ of Buyer on December 10, 2004, contingent upon said employee executing Buyer's standard Employment Agreement.
Seller convenants and agrees to pay to Buyer upon demand the bonus payments made by Buyer pursuant to Seller's bonus plan and this Section 5.7, along with all applicable payroll taxes incurred by Buyer therefore. Seller's obligations pursuant to this Section 5.7 shall not be subject to the thresholds, caps, procedures and other limitations set forth in Section 5.1 and 5.2.

     5.8. Name Change; Use of Seller's Name. Buyer shall remove the name and logo of Seller from the assets at the Locations within a commercially reasonable time, but in no event later than ninety (90) days after the Closing for primary locations, and at secondary locations and customer locations six (6) months after the Closing, at Buyer's sole cost and expense. From and after the Closing,
Buyer shall use only Buyer's own name when taking action in respect of the
Operations or in connection with any Location. Buyer shall not state, represent or imply that Buyer is connected in any manner with, or acting for or on behalf of, Seller or any of Seller's affiliates. Buyer shall not (a) use the marks and/or names of, or otherwise refer to Seller or any of Seller's affiliates or
(b) use any names and/or marks similar to the names and/or marks of any Seller or any of Seller's affiliates.

     5.9. Confidential Information. The parties acknowledge and agree that the
Confidentiality Agreements dated August 9, 2004 between Seller as "Discloser"
and Buyer as "Disclosee" remain in full force and effect and shall survive the termination of this Agreement, but shall not survive the Closing, and if Closing occurs, shall be null and void thereafter.

     5.10. Public Announcements. All public announcements prior to and on the
Closing Date relating to this Agreement or the transactions contemplated hereby, including announcements to employees, will be made only as may be agreed upon jointly by the parties hereto; provided, however, that Buyer or Seller may make any public disclosure it believes in good faith is required by applicable law or stock exchange requirement (in which case the disclosing party will use its reasonable best efforts to advise the other party prior to making the disclosure).

     5.11. Notices. Any notice, request, instrument or other document to be given hereunder shall be in writing and delivered personally or sent by certified or registered mail, postage prepaid:

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     If to Buyer, addressed as follows:

          Ferrellgas, L.P.
          c/o Ferrellgas, Inc.
          One Liberty Plaza
          Liberty, Missouri 64068
          Attention: Kenneth A. Heinz, Sr. Vice President,
          Corporate Development

with a copy to:

          Bryan Cave LLP
          1200 Main Street, Suite 3500
          Kansas City, Missouri 64105
          Attention: Morris K. Withers, Esq.

     If to Seller, addressed as follows:

          Suburban Propane, L.P.
          240 Route 10 West, P.O. Box 206
          Whippany, NJ 07981
          Attention: Janice Meola Sokol, Esq.

with a copy to:

          Cole, Schotz, Meisel, Forman & Leonard, P.A.
          Court Plaza North
          25 Main Street
          Hackensack, NJ 07601
          Attention: Alan Rubin, Esq.

or to such other address as any of the parties hereto may designate by notice given as above provided. Any item sent by registered or certified mail, as above provided, will be deemed given when deposited in the United States mails.

     5.12. Risk of Loss. Seller shall bear the risk of loss or damage to the properties and assets to be sold hereunder until the Closing.

     5.13. Bulk Sales Law. Buyer waives compliance by Seller with the provisions of any applicable bulk sales, fraudulent conveyance or other law for the protection of creditors of any jurisdiction that may otherwise be applicable in connection with the transfer of the assets under this Agreement and in consideration of such waiver, Seller agrees to indemnify Buyer and hold Buyer harmless from and against any Damages arising out of or resulting from such non-compliance.

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     5.14. Vehicle Leases.

          a. Buyer agrees to buy out, at its sole cost and expense, the leases listed on Schedule no later than sixty (60) days from the Closing Date for an amount not to exceed $1,800,000. Until such time as the Buyer has purchased the lease pertaining to specific vehicles, Buyer may operate the vehicles in the ordinary course of business, but shall remove them from the Locations.

          b. Covenants with respect to the Leases. At all times that Seller is a guarantor or otherwise remains potentially liable in any manner with respect to any motor vehicle lease (each, a "Lease") set forth on Exhibit 3.1(d):

               (i) Buyer shall faithfully abide by, perform and discharge, at its sole cost and expense, each and every obligation, covenant and agreement under such Lease prior to the expiration of any applicable grace or cure period and Buyer hereby agrees to indemnify and hold
          Seller harmless from and against any and all loss, cost, expense
          (including reasonable attorneys' fees), damage and liability incurred by Seller as a result of claims brought against Seller with respect to the performance of all of the terms, covenants and conditions of such
          Lease to be performed from and after the Closing Date;

               (ii) Buyer shall not modify, amend or alter the terms or
          provisions of such Lease, and otherwise shall not take any action that could, in either case, reasonably be expected to increase the aggregate liability of Buyer or Seller thereunder;

               (iii) Buyer shall not (A) sell, encumber, assign, transfer or otherwise dispose of such Lease, the motor vehicles in respect thereof
          (in respect of any such Lease, the "Leased Motor Vehicle") or Buyer's interest therein, whether effected voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise, or (B)
          consent to or enter into any contract, agreement or arrangement to take any action prohibited by clause (A) above; and

               (iv) Buyer shall faithfully maintain any and all insurance requirements set forth by the Lessor of the Leased Motor Vehicles.

     If Buyer shall fail to perform any covenant contained in any Lease, (i)
Seller may (but shall have no obligation to) make advances to perform the same on Buyer's behalf, and all sums so advanced shall be repaid by Buyer immediately upon the demand of Seller, (ii) Buyer shall transfer such Lease and surrender possession of the related Leased Motor Vehicle to Seller immediately upon the demand of Seller and (iii) Seller shall be

                                       27

authorized, absent voluntary surrender by Buyer, to assume the obligations of
Buyer under the applicable Lease and to take possession of the Leased Motor
Vehicle subject to such Lease. Upon the transfer or assumption of any Lease and the surrender or taking of possession of any Leased Motor Vehicle by Seller pursuant to this Section, Seller shall be entitled to use, operate, manage, control and dispose of such Lease and related Leased Motor Vehicle solely for its own account (subject, in each case, to the terms of the applicable Lease).

     5.15. Tax Disclosures. Notwithstanding any other agreement among the parties or anything else herein to the contrary, each party to this Agreement
(and any employee, representative or other agent thereof) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and any tax structure of the transactions contemplated by this
Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, that no party (or any employee, representative or other agent thereof) shall disclose pursuant to this section (i) any information that is not relevant to an understanding of the U.S. federal income tax treatment of the transactions contemplated by this Agreement, including the identity of any party to this Agreement (or its employees, representatives or agents) or other information that could lead any person to determine such identity or (ii) any information to the extent such disclosure could result in a violation of any federal or state securities laws; and provided further, that this section shall not apply until the earliest of (a) the date of public announcement of discussions relating to the transactions, (b) the date of public announcement of the transactions, or (c) the date of execution of an agreement, with or without consideration, to enter into the transactions.

     5.16. Miscellaneous. This Agreement, including the documents and exhibits referred to herein, contains the entire understanding of the parties hereto and supersedes all prior understandings, agreements or undertakings of the parties with respect to the subject matter contained herein, and may be amended only by a written instrument executed by all of the parties hereto. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or declared invalid under applicable law, such provision shall be void and of no effect and the remaining provisions of this Agreement shall remain in full force and effect. This Agreement shall be a contract made under, governed by and construed under, the laws of the state of Delaware, except no doctrine of choice of law shall be used to apply any law other than that of the state of Delaware. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, assigns and personal representatives; provided, however, that no assignment by any party hereto of any right hereunder shall be made on or prior to the Closing Date, and no assignment, by operation of law or otherwise, shall relieve any party of its obligations hereunder. This Agreement

                                       28

may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute together but one and the same instrument.

     5.17. Seller's Affirmative Covenants. Seller covenants and agrees as follows:

          a. New Brighton, MN.

               (i) Buyer has disclosed to Seller that it has received
information of a proposed acquisition by eminent domain the real estate located at 1430 Old Highway 8, New Brighton, Minnesota. In the event there is a taking by governmental agencies of this property within five (5) years from the Closing
Date, to the extent such Damages are not otherwise reimbursed or recovered by
Buyer, Seller shall reimburse Buyer its costs to replace the New Brighton plant with a comparable plant of similar size, storage and construction, not to exceed a maximum aggregate of $100,000.

               (2) Buyer and Seller have knowledge of a possible cloud on title relating to a Contract of Deed between King Gas Sales, Inc. and T.C. Leasing,
Inc. dated December 5, 1977, as disclosed on Exhibit A to that certain Bargain and Sale Deed, dated January 26, 2001 between Millennium Petrochemicals Inc. and
Suburban Propane, L.P. Buyer and Seller agree to obtain a title insurance policy relating to this property at Seller's cost not to exceed the sum of $2,000. In the event the cost of such title insurance policy shall exceed $2,000, the excess cost shall be divided equally between Buyer and Seller.

          b. Condemnation Proceedings. With respect to the condemnation proceedings listed on Exhibit 3.1j. Seller shall indemnify and hold Buyer harmless for Buyer's reasonable "costs to cure" (defined in Section 3.1j)
arising or resulting from such condemnation proceedings; provided, however, that the parties agree that the reasonable "cost to cure" for 1310 Highway 55 East,
Buffalo, Minnesota shall be deemed to be the sum of $21,390.00.

     5.18. Environmental Covenants.

          a. With respect to the real properties located at Sauk Center,
Buffalo, Princeton and Cedar, Minnesota, Seller covenants and agrees to perform, at each location and at its sole cost, any repair or replacement required by state or local law to bring such septic systems into compliance with applicable state or local laws and shall indemnify and hold Buyer harmless against third party claims arising therefrom.

          b. Seller covenants and agrees to cap and abandon, in compliance with state and local laws and at its sole cost, the drinking water well at the real property located at Princeton, Minnesota and shall indemnify and hold Buyer harmless against third party claims arising therefrom.

                                       29

          c. In consideration of and contingent upon Seller's performance of its obligations pursuant to this Section 5.18, as to all properties which are the subject of this Section 5.18, Buyer hereby releases Seller from any claim Buyer may have now or in the future arising from either Known Hazardous Wastes or other Hazardous Wastes remediated pursuant to this Section 5.18 on such properties, including interference with the use of such properties and consequential damages of Buyer and any claims for diminution in property value arising from the presence of such remediated Hazardous Wastes on such properties; however, this release shall have no effect upon Buyer's right to make a claim for indemnification arising from a third party claim as described in subsection 5.18 (a) and (b).

          d. Notwithstanding the provisions of 5.1(b) above, all covenants and indemnification obligations of Seller pursuant to the provisions of Section 5.17 and Section 5.18 shall not be subject to the individual Damages threshold or aggregate Damages threshold but shall count toward the $3 million maximum aggregate of Damages set forth in paragraph 5.1(b) above.

                            (SIGNATURES ON NEXT PAGE)

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     IN WITNESS WHEREOF, the parties hereto have caused this Purchase and
Noncompetition Agreement to be executed as of the day and year first above written.

SELLER:                                   BUYER:

SUBURBAN PROPANE, L.P.                    FERRELLGAS, L.P.

                                          By: Ferrellgas, Inc., General Partner

By:                                       By:
    ---------------------------------         ----------------------------------
Name: Michael J. Dunn, Jr.                Name: Ken A. Heinz
Title: Senior Vice President,             Title: Sr. Vice President,
       Corporate Development                     Corporate Development

Fed. ID# 22-3410352                       Fed. ID# 43-1698481

SUBURBAN SALES AND SERVICE, INC.

By:
    ---------------------------------
Name: Michael J. Dunn, Jr.
Title: Senior Vice President,
       Corporate Development

Fed. ID# 22-3421999

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